                                                                 EXHIBIT (13)(i)

                               PURCHASE AGREEMENT

         The PNC(R) Fund (the "Fund"), a Massachusetts business trust, and Provident Distributors, Inc. ("PDI"), a Delaware corporation, hereby agree as follows:

         1. The Fund hereby offers PDI and PDI hereby purchases ten Service, Series A Investor, Series B Investor and Institutional Shares (collectively, the "New Portfolio Shares") of the Fund's New Jersey Tax-Free Income and Core Fixed Income Portfolios and of the Fund's Multi-Sector Mortgage Securities Portfolio III for $10 per share. The Fund hereby acknowledges receipt from PDI of funds in the total amount of $120 in full payment for the New Portfolio Shares.

         2. PDI represents and warrants to the Fund that the New Portfolio Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of September 29, 1995.


                                      THE PNC(R) FUND

                                      By:
                                          ----------------------------
                                          Vice President and Treasurer

                                      PROVIDENT DISTRIBUTORS, INC.

                                      By:
                                          ----------------------------